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Exhibit 99.1

STEINWAY MUSICAL INSTRUMENTS, INC.

Conn-Selmer Elkhart Unions Approve Three-Year Deals

        ELKHART, IN—March 31, 2003—Conn-Selmer, Inc., a subsidiary of Steinway Musical Instruments, Inc. (NYSE: LVB) announced today that approximately 500 unionized employees at two facilities in Elkhart, Indiana have approved new three-year contracts.

        "We are extremely pleased with the outcome of the negotiations," commented John Stoner, President of Conn-Selmer. "The votes indicate that these are fair agreements for all parties. We made substantial language changes to the contracts which we expect to lead to quality improvements and increased productivity, allowing Conn-Selmer to remain competitive in the band instrument marketplace."

        Despite the skyrocketing costs of health care, the Company was able to provide solid medical coverage for all employees covered under these contracts. These employees will also realize some wage improvement to help offset increases in their medical contributions.

        Two hundred thirty employees at the Company's Eastlake, Ohio brass instrument factory initiated a work stoppage on February 19th. Early last week, six of those employees returned to work. Workers at Conn-Selmer's tuned percussion plant in LaGrange, Illinois remain on strike.

        Dana Messina, CEO of Steinway Musical Instruments, explained, "Although these contract ratifications will position our band segment for improvement over the long-term, we expect the continuing strikes in Eastlake and LaGrange to have a negative effect on our band results for the first quarter of 2003. However, with the contract for our largest band manufacturing plant now settled, some employees returning to work in Eastlake, and sufficient inventory levels across most product lines, our customers can feel confident that the majority of our standard instruments will be available in the second quarter and beyond."

        Turning to piano operations, Messina continued, "In the early 1990s, the Gulf War had a severe impact on our domestic piano business, and we are seeing similar effects due to the present conflict. We expect the soft business trends to continue through the end of this war. While we are not yet in a position to give guidance for the full year, we expect first quarter results to be substantially lower than last year."

About Steinway Musical Instruments

        Steinway Musical Instruments, Inc., through its Steinway and Conn-Selmer subsidiaries, is one of the world's leading manufacturers of musical instruments. Its notable products include Bach Stradivarius trumpets, C.G. Conn French horns, King trombones, Ludwig snare drums, Selmer Paris saxophones and Steinway & Sons pianos. Additional information can be obtained by visiting the Company's web site: www.steinwaymusical.com

"Safe Harbor" Statement Under the Private Securities Litigation Reform Act of 1995

        This release contains "forward-looking statements" which represent the Company's present expectations or beliefs concerning future events. The Company cautions that such statements are necessarily based on certain assumptions which are subject to risks and uncertainties which could cause actual results to differ materially from those indicated herein.

        These risk factors include the following: changes in general economic conditions; increased competition; work stoppages and slowdowns; exchange rate fluctuations; variations in the mix of products sold; fluctuations in effective tax rates resulting from shifts in sources of income; and the ability to successfully integrate and operate acquired businesses. Further information on these risk factors is included in the Company's filings with the Securities and Exchange Commission.

Contact:	Steinway Musical Instruments, Inc. Julie A. Theriault Telephone: 781-894-9770 E-mail: ir@steinwaymusical.com

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  Exhibit 99.1
Conn-Selmer Elkhart Unions Approve Three-Year Deals